Exhibit 1.01

Implant Sciences Corporation

Conflict Minerals Report

For the Year Ended December 31, 2014

1.

Background

The United States Securities and Exchange Commission (“SEC”) adopted rules, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank’), that require us to file with the  SEC a report disclosing whether our products contain certain “Conflict Minerals” which are necessary to the functionality or production or our products.  Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten and gold.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo or an adjoining country, or from recycled or scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the conflict minerals in it products.

If a registrant has reason to believe that any of its conflict minerals may have originated from the Democratic Republic of the Congo or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

This is the initial Conflict Minerals Report for Implant Sciences Corporation (“Implant Sciences”, “we”, “us” or “our”), filed with the Securities and Exchange Commission pursuant to Rule 13p-1 under the Securities Exchange Act of 1934.  This report describes our conflict minerals process and the conclusions we have reached regarding our use of conflict minerals.

The report presented herein has not been audited by an independent private sector auditor, as provided by Rule 13p-1, if a registrant’s products are “DRC conflict undeterminable” in 2013 and 2014, then such audit is not required.

2.

Company Overview

Implant Sciences Corporation develops, manufactures and sells sophisticated sensors and systems for the security, safety and defense industries. Our products are marketed and sold to a growing number of locations domestically and internationally.  These systems are used by private companies and government agencies to screen baggage, cargo, other objects and people for the detection of trace amounts of explosives and narcotics.

3.

Products Overview

We have developed proprietary technologies used in explosives and narcotics trace detection (“ETD” and “NTD”, respectively) applications and market and sell handheld ETD and benchtop ETD and NTD systems that use our proprietary technologies.  Our trace detection devices incorporate electrical components, printed circuit boards and wiring, which often require the use of tin, tungsten, tantalum and gold.

We have determined that during the 2014 calendar year, our products, manufactured under contract for us or by us, contain conflict minerals, as the term is defined by Rule 13p-1 under the Securities Exchange Act, due to the presence of such minerals in parts obtained from suppliers, either contract manufacturers or manufacturer that supply component parts that we use in the assembly of our products. Implant Sciences is not a vertically integrated manufacturer and instead focuses on systems integration through the purchase of component parts and is therefore several layers removed from the actual mining of conflict minerals.  We do not make purchases of raw ore or unrefined conflict minerals and make no purchases in the Democratic Republic of the Congo or any of the adjoining countries.

4.

Supply Chain Overview

We rely on our direct suppliers to provide information on the origin of conflict minerals contained in our products that are manufactured for us and in components which are included in our products.  The methods we used to determine the origin of conflict minerals in our products included:

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sending letters to our direct suppliers, explaining the rule;

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soliciting survey responses from our contract manufacturer and component suppliers, using the Conflict Minerals Reporting Template designed by the Electronic Industry Citizenship Coalitions and Global e-Sustainability Initiative;

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reviewing responses that we have received from our suppliers and following up on inconsistent, incomplete and inaccurate responses; and,

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sending reminders to suppliers who did not respond to our request for information.

5.

Reasonable Country of Origin Inquiry and Conclusion

We conducted an analysis of our products and determined that conflict minerals, which are tin, tantalum, tungsten and gold can be found in our products and are necessary to the functionality or production of those products.  Therefore, we are subject to the reporting obligation of Rule 13p-1.

We conducted a survey of our suppliers using a template developed the Electronics Industry Citizenship Coalition and the Global e-Sustainability Initiative, known as the Conflict Minerals Reporting Template.  The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain.  It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use.  In addition, the template contains questions about the origin of the conflict minerals included in their products, as well as supplier due diligence.

Despite having conducted a good faith reasonable country of origin inquiry and due diligence process, we currently do not have sufficient information from our suppliers or other sources to determine the country of origin of the conflict minerals used in our products or identify the facilities used to process those conflict minerals.  Therefore, we cannot exclude the possibility that some of the conflict minerals contained in our products may have originated in the Democratic Republic of the Congo or any of the adjoining countries and are not from recycled or scrap sources.

Using our supply chain due diligence process, we hope to further develop transparency in our supply chain.

6.

Management Systems

Conflict Minerals Committee

We have established a Conflict Minerals Committee which is overseen by the Chief Financial Officer and includes subject matter experts from our supply chain and engineering functions.  The Conflict Minerals Committee is responsible for implementing our Conflict Minerals Policy and is led by our Manufacturing Manager.

Records Maintenance

We have retained all relevant documentation from our Reasonable Country of Origin Inquiry.

Conflict Minerals Policy

We have adopted the following Conflict Minerals Policy:

On August 22, 2012, the United States Securities and Exchange Commission (“SEC”) announced the adoption of final rules relating to “Conflict Minerals” under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Conflict Mineral Rules”).

The purpose of the Conflict Mineral Rules is to discourage the use of minerals that may be financing the violent conflict within the Democratic Republic of the Congo and adjoining countries.

“Conflict Minerals” are gold, columbite-tantalite, cassiterite, wolframite, or their derivatives, which are currently limited to tin, tantalum, tungsten and gold, regardless of their source.  Conflict minerals  that can lead to adverse consequences under the Conflict Minerals Rules are those that originate in (or are mined from) the Democratic Republic of the Congo and/or the following adjoining countries (Angola, Burundi, Central Africa Republic, Republic of the Congo, Rwanda, Sudan, Tanzania, Uganda, and Zambia) (“DRC Conflict Minerals”).

Implant Sciences is committed to operating in a socially responsible manner.  It is our policy to refrain from purchasing DRC Conflict Minerals that may finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country, directly or indirectly from any sources. It is our requirement that suppliers not supply Implant Sciences with any products that the supplier cannot certify as “DRC conflict free” within the meaning of the Conflict Mineral Rules.

Implant Sciences requires that its suppliers establish due diligence programs to ensure a supply chain that results in products that are “DRC conflict free”. Suppliers must provide assurance to Implant Sciences that all products supplied to Implant Sciences are “DRC conflict free” in accordance with the Conflict Minerals Rules.

Our policy is publically available on our website at www.implantsciences.com under the heading Investor Relations”.

7.

Due Diligence

Design of Due Diligence

Our due diligence process and efforts have been designed to conform, in all material respects, with the framework in The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas and the related Supplements for tin, tantalum, tungsten and gold.

Due Diligence Process

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We reviewed the bill of materials for our products to identify the component parts which were likely to contain conflict minerals.

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Our sourcing department compiled a list of manufacturers who provided the component parts which were likely to contain conflict minerals.

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We surveyed our suppliers directly and contracted with a third-party to conduct the data collection.

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Each supplier was asked to complete the Electronic Industry Citizenship Coalition global e-Sustainability Initiative Conflict Minerals Reporting Template.

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All data collected by the third-party contractor was accessible to us.

Due Diligence Results

We surveyed 93 suppliers who we identified as having conflict minerals in the components they supplied to us and received responses in the Electronic Industry Citizenship Coalition template from 84% of the suppliers surveyed.  We have made follow-up inquiries to each supplier who did not respond to our initial survey.  We reviewed the responses against criteria developed to determine which responses required further review with our suppliers.

Because a majority of our suppliers are unable to determine the origin of the conflict minerals, we have concluded that our supply chain is “DRC conflict undeterminable”.  We reached this determination because we have been unable to determine the origin of all of the conflict minerals used in our products and the facilities used to process them.

8.

Risk Mitigation – Improvement Program

We intend to take the following steps to improve our due diligence process and to gather additional information which will assist us to determine whether the conflict minerals we use benefits armed groups contributing to human rights violations and mitigate that risk:

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we need to augment our conflict minerals management systems, identify and assess risks in our supply chain and implement a strategy to respond to the risks identified.

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as we enter into new contracts or renew contacts with our suppliers, we will require supplier certifications that (1) they will not sell any products to us that contain conflict minerals from the Democratic Republic of the Congo or any of the adjoining countries, (2) they will undertake due diligence and investigation to ensure compliance with clause (1) and (3) provide us with certificates or other evidence of compliance.

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enhance our supplier communication to include disseminating our Conflict Minerals Policy to our suppliers.

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attempt to validate supplier responses using information collected from independent conflict free smelter validation programs such as the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Free Smelter Program.